Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

For Immediate Release	Company Contact:
Nancy C. Broadbent
Senior Vice President and
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

Orthovita Reports 2010 Third Quarter Financial Results

And Updates Full Year Financial Guidance

•	As previously reported, third quarter 2010 product sales increased 5% to $23.3 million compared to $22.3 million in the third quarter of 2009

•	Third quarter 2010 operating income improved to $0.7 million compared to a $1.0 million operating loss in the third quarter of 2009

•	Third quarter 2010 net loss also improved to $0.3 million, or $0.00 per common share, compared to a net loss of $1.7 million, or $0.02 per common share, in the third quarter of 2009

•	Cash and short-term investments increased from $18.6 million at June 30, 2010 to $20.9 million at September 30, 2010

•	2010 financial guidance updated to reflect current expectations for product sales in the range of $94 million to $96.0 million and net loss between $1.0 million and $2.0 million

MALVERN, Pennsylvania, USA, November 2, 2010 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, reported financial results for the quarter ended September 30, 2010. As previously reported, product sales for the third quarter of 2010 were $23.3 million, a 5% increase over product sales of $22.3 million in the third quarter of 2009.

Sales of Vitoss™ Synthetic Bone Graft Substitute products increased 1% in the third quarter of 2010 compared to the year-earlier quarter. Within the Vitoss product family, sales of Vitoss Bioactive Foam products increased 12%, but this increase was largely offset by decreases in Vitoss Morsels and Foam products. U.S. sales of Cortoss™ Bone Augmentation Material and the Aliquot™ Delivery System used with Cortoss were $1.0 million in the third quarter of 2010 compared to $0.4 million in the third quarter of 2009. The Company initiated a limited launch of Cortoss and Aliquot in the U.S. in the third quarter of 2009. Sales of the Company’s biosurgery products increased 4% during the third quarter of 2010 compared to the year-earlier quarter.

Antony Koblish, President and Chief Executive Officer, said, “As we described in our second quarter financial release, in August 2010 we implemented a restructuring of our sales organization in an effort to better align our core direct and third-party distribution channels with changes in the spine and orthopedic markets, particularly the shift of vertebral augmentation procedures from the inpatient to the outpatient setting. Our direct sales representatives are marketing our three product platforms to the inpatient hospital market, where they are leveraging their relationships to cross-market our products within a select group of high-potential hospital accounts. We are shifting to greater reliance on distributors to market Cortoss to the outpatient market. While we are in the early stages of making this transition, we are encouraged that we achieved modest year-over-year increases in third quarter 2010 product sales. However, based on our financial results for the first nine months of 2010 and the continuing weakness in the spine market, we currently expect 2010 product sales to be between $94.0 and $96.0 million, and we have narrowed our guidance for our 2010 net loss to be between $1.0 million and $2.0 million. Prior to this revision, our guidance had been for 2010 product sales to be between $96.0 and $100.0 million and our net income/loss to range from net income of $1.0 million to a net loss of $2.0 million.”

Gross profit for the quarter ended September 30, 2010 was $15.1 million, or 65% of product sales, compared to $15.1 million, or 68% of product sales, for the third quarter of 2009. The reduction in gross profit as a percentage of product sales was due to higher charges in 2010 for unused manufacturing capacity and increased reserves for expiring inventory.

During the third quarter of 2010, Orthovita recorded operating income of $0.7 million compared to an operating loss of $1.0 million in the third quarter of 2009. The net loss for the third quarter of 2010 was $0.3 million, or $0.00 per common share, compared to a net loss of $1.7 million, or $0.02 per common share, in the third quarter of 2009. The considerable improvement in operating income and net loss reflects cost reduction efforts implemented in late June 2010 that included a 10% reduction in headcount and decreases in certain other discretionary expenses.

Orthovita’s earnings before interest, taxes, depreciation and amortization and stock-based compensation expense, or Adjusted EBITDA, was $2.4 million in the third quarter of 2010, or $0.03 per basic and diluted share, compared to $0.5 million, or $0.01 per basic and diluted share, in the third quarter of 2009. A reconciliation of our reported GAAP net loss to Adjusted EBITDA is included with the Summary Financial Information included with this release.

Nancy C. Broadbent, Chief Financial Officer, commented, “The restructuring of our sales organization and streamlining of headcount and other expenses at the end of the second quarter of 2010 enabled us to improve our operating performance and balance sheet during difficult market conditions. As a result, we achieved an operating profit and significantly reduced our net loss during the third quarter of 2010. Moreover, we added $2.3 million to our cash and short-term investments at September 30, 2010 compared to June 30, 2010.”

For the first nine months of 2010, product sales increased 4% to $71.3 million compared to $68.5 million for the first nine months of 2009. Sales of Vitoss products declined by 3% during the nine months ended September 30, 2010 compared to the corresponding period in 2009, which included an 11% increase in Vitoss Bioactive Foam products offset by declines in Vitoss Morsels and Foam products. For the first nine months of 2010, U.S. sales of Cortoss and Aliquot were $3.2 million compared to $0.4 million during the first nine months of 2009. As noted above, the Company initiated a limited launch of Cortoss and Aliquot in the U.S. in the third quarter of 2009. Product sales for the first nine months of 2010 and 2009 included $1.1 million and $0.6 million, respectively, from sales to one customer of the Company’s Vitomatrix™ bone graft material for use as a raw material in dental products. The supply agreement with this customer was terminated in March 2010, and no further sales relating to this agreement are expected. For the first nine months of 2010, biosurgery product sales increased 8% compared to the corresponding year-earlier period.

For the nine months ended September 30, 2010, gross profit was $47.5 million, or 67% of product sales, compared to $46.7 million, or 68% of product sales, for the first nine months of 2009. Gross profit was higher in the 2010 period compared to the 2009 period as a result of higher sales; however, gross profit as a percent of product sales was lower for the first nine months of 2010 compared to the corresponding year-earlier period due to higher charges for unused manufacturing capacity and increased reserves for expiring inventory.

During the first nine months of 2010, Orthovita recorded operating income of $0.7 million compared to a $1.5 million operating loss for the first nine months of 2009. The net loss for the first nine months of 2010 was $2.0 million, or $0.03 per common share, compared to a net loss of $3.6 million, or $0.05 per common share, for the first nine months of 2009.

Adjusted EBITDA for the first nine months of 2010 was $5.1 million, or $0.07 per basic and diluted share, compared to $2.4 million, or $0.03 per basic and diluted share, for the first nine months of 2009. A reconciliation of our reported GAAP net loss to Adjusted EBITDA is included with the Summary Financial Information included with this release.

Cash, cash equivalents and short-term investments were $20.9 million at September 30, 2010, compared to $23.1 million at December 31, 2009. For the nine months ended September 30, 2010 and 2009, the net cash and cash equivalents used in operating activities was $1.7 million and $6.0 million, respectively.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Nancy C. Broadbent, Senior Vice President and Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on Wednesday, November 3, 2010 to review and discuss the third quarter 2010 financial results and updated full-year guidance. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 16286234. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for two weeks beginning November 3, 2010 at 11:30 a.m. Eastern Time, and ending November 17, 2010, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 16286234.

About the Company

Orthovita, Inc. is a specialty spine and orthopedic company with a portfolio of orthobiologic and biosurgery products. Our products are based on novel and unique proprietary biomaterials that have innovative mechanisms of action in the body. Our orthobiologic platform offers products for the fusion, regeneration and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary Vitoss™ Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. Cortoss™ Bone Augmentation Material, an injectable, polymer composite that mimics the mechanical properties of weight-bearing human cortical bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes Vitagel™ Surgical Hemostat, a proprietary, collagen-based matrix that controls bleeding and facilitates healing, and Vitasure™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, achieving product sales and net loss projections for 2010, the demand and market acceptance of our products, sales growth of our products, our ability to manage and optimize our hybrid sales model, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

(In thousands except per share amounts)

Statements of Operation Data:

	Three months ended September 30,			as a percentage of sales	Nine months ended September 30,			as a percentage of sales
	2010	as a percentage of sales	2009		2010	as a percentage of sales	2009
PRODUCT SALES	$23,327	100%	$22,295	100%	$71,256	100%	$68,477	100%
COST OF SALES	8,238	35%	7,150	32%	23,745	33%	21,827	32%

GROSS PROFIT	15,089	65%	15,145	68%	47,511	67%	46,650	68%

OPERATING EXPENSES:
General and administrative expenses	2,930	13%	3,444	15%	9,742	14%	9,148	13%
Selling and marketing expenses	10,324	44%	10,819	49%	33,438	47%	33,433	49%
Research and development expenses	1,156	5%	1,886	8%	3,658	5%	5,543	8%

Total operating expenses	14,410	62%	16,149	72%	46,838	66%	48,124	70%

OPERATING INCOME (LOSS)	679	3%	(1,004)	-5%	673	1%	(1,474)	-2%
INTEREST EXPENSE	(957)	-4%	(756)	-3%	(2,682)	-4%	(2,342)	-3%
INTEREST INCOME	8	0%	28	0%	26	0%	238	0%
OTHER INCOME	3	0%	5	0%	3	0%	5	0%

LOSS BEFORE INCOME TAXES	(267)	-1%	(1,727)	-8%	(1,980)	-3%	(3,573)	-5%
INCOME TAXES	(16)	0%	(14)	0%	(46)	0%	(43)	0%

NET LOSS	$(283)	-1%	$(1,741)	-8%	$(2,026)	-3%	$(3,616)	-5%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.00)		$(0.02)		$(0.03)		$(0.05)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	76,740		76,279		76,644		76,088

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)—(continued)

(In thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Financial Information:

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and stock-based compensation expense) for the third quarter of 2010 was $2.4 million compared to $0.5 million for the third quarter of 2009. Adjusted EBITDA for the nine months ended September 30, 2010 was $5.1 million compared to $2.4 million for the nine months ended September 30, 2009.

Adjusted EBITDA is presented with the expectation that it will assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA as a factor in evaluating the effectiveness of our current and planned business strategies. A reconciliation of our reported net loss to Adjusted EBITDA in accordance with Generally Accepted Accounting Principles (GAAP) is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Reported GAAP Net Loss	$(283)	$(1,741)	$(2,026)	$(3,616)
Adjustments:
Minus: interest income	(8)	(28)	(26)	(238)
Plus: interest expense	957	756	2,682	2,342
Plus: income taxes	16	14	46	43
Plus: Depreciation and amortization	1,193	858	2,998	2,527
Plus: Stock-based compensation	524	640	1,444	1,366

Adjusted EBITDA	$2,399	$499	$5,118	$2,424

Adjusted EBITDA per common share, basic	$0.03	$0.01	$0.07	$0.03

Adjusted EBITDA per common share, diluted	$0.03	$0.01	$0.07	$0.03

Shares used in computing basic Adjusted EBITDA per common share	76,740	76,279	76,644	76,088

Shares used in computing diluted Adjusted EBITDA per common share	76,842	78,157	76,833	76,822

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

(1)	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
(2)	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs;
(3)	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest on our $35 million principal balance of outstanding notes payable;
(4)	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for replacement of such assets; and
(5)	Stock-based compensation is and will remain a key element of our overall long-term incentive compensation program.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We primarily rely on our GAAP results and use Adjusted EBITDA only as a supplemental analysis.

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)—(continued)

(Dollars in thousands)

	September 30, 2010	December 31, 2009
Balance Sheet Data:
Cash and cash equivalents	$11,977	$7,757
Short-term investments	8,877	15,349
Accounts receivable, net	11,679	12,324
Inventories	26,571	26,058
Other current assets	698	784

Total current assets	59,802	62,272
Property and equipment, net	17,399	17,940
License and technology intangibles, net	10,257	11,376
Other assets	897	1,041

Total assets	$88,355	$92,629

Current liabilities	8,775	13,367
Notes payable, net of debt discount	34,331	34,095
Other long-term liabilities	387	408

Total liabilities	43,493	47,870
Total shareholders’ equity	44,862	44,759

Total liabilities and shareholder's equity	$88,355	$92,629

	Nine months ended September 30,
	2010	2009
Cash Flow Data:
Net cash used in operating activities	$(1,595)	$(5,969)

Net cash provided by investing activities	$5,029	$4,304

Net cash provided by financing activities	$875	$1,239